Exhibit 10.5

Working Capital Loan Agreement

No: 22008LN1J649637

Working Capital Loan Agreement

Working Capital Loan Agreement

Bank of Communications Co., Ltd.

No: 22008LN1J649637

Important Notice

Borrowers please read carefully the full texts of this agreement, especially the terms marked with ▲▲. Should you have questions, please consult with the lender for timely explanations.

Working Capital Loan Agreement

Working Capital Loan Agreement

Whereas the Borrower applies for a working capital line of credit from the Lender, for the purpose of clearly setting forth the rights and obligations of both parties, the Borrower and the Lender agree as follows:

Article 1 Definitions

“Line of credit” refers to the maximum amount of loan balance (revolving line of credit) or loan sum (one-time limit) the Lender can make available to the Borrower pursuant to the terms of this Agreement. The line of credit can be either a revolving limit or a one-time limit (for one-time or multiple use).

“Revolving limit” means that the Borrower can apply for multiple use of the line of credit for obtaining a loan, but the cumulative withdrawal sum of the loan shall not exceed the agreed line of credit.

“Loan balance” means the principal sum the Lender has withdrawn and has not paid off under this Agreement.

“Remaining line of credit” means the available line of credit after the loan balance (revolving line of credit) or loan sum (one-time limit) is deducted from the total line of credit.

Working Capital Loan Agreement

“Term of line of credit” means the period when the Lender can grant loans to the Borrower upon the Borrower’s application and pursuant to the terms of this Agreement. Term of line of credit is the period during which a loan can be issued, rather than the loan term.

“Loan term” refers to the term of each loan prescribed by both parties in the respective “Bank of Communications Line of Credit Withdrawal Application” (hereby abbreviated as “Line of Credit Withdrawal Application”).

“Loan Prime Rate (LPR)” means the loan prime rate published by the National Interbank Lending Center on the 20th of each month (in the case of a holiday, on the next business day after the 20th).

“Bank business day” or “business day” means the days the Bank at the location of the Lender conduct its business toward the public, which does not include the legal holidays and weekends (except for the adjusted working holidays and weekend days). If the performing date of an obligation (i.e., loan issuance date, loan pay date, interest pay date, due date) falls on a non-business day of the bank, it shall be postponed to the next business day of the bank.

Working Capital Loan Agreement

Terms such as related parties, related-party transactions and major investors have the same meanings as they have in the “Accounting Standards for Enterprises No.36-Disclosure of Related Parties” (Cai Kuai [2006]3) and its amendments thereafter.

Article 2 Withdrawal under the Line of Credit

2. 1 When the Borrower needs to make a withdrawal under the line of credit, the Borrower has to submit an application to the Lender at least five bank business days prior to the intended date of withdrawal. The Borrower shall fill in the Line of Credit Withdrawal Application and submit it to the Lender for review prior to making the withdrawal.

▲▲ 2 .2 Each withdrawal under the line of credit shall be made upon the satisfaction of the following conditions:

(1)	Loan balance (revolving line of credit) or loan sum (one-time limit) does not exceed the line of credit;

(2)	The applied loan amount does not exceed the available line of credit;

(3)	The withdrawal application date and the loan issuance date fall within the term of the line of credit;

(4)	The loan term and the due date for the loan are in accordance with the terms of this Agreement;

Working Capital Loan Agreement

(5)	The guarantee agreement (if any) attached to this loan agreement is and continues to be valid; where the guarantee agreement is a mortgage agreement and/or pledge agreement, the security interest in the collateral has been established and remains effective;

(6)	The Lender has completed the permits, approval, registration required by governmental agencies pursuant to legal requirements and the Lender’s request, and such permits, approval and registration remain valid;

(7)	The Borrower’s business operations and financial conditions have not materially deteriorated after the effective date of this Agreement;

(8)	The application made by the Borrower conforms to the requirements of the respective rules and regulations;

(9)	The Borrower has not violated this Agreement;

(10)	The payment methods of the loan conforms to this Agreement; in the case of payment by the Lender upon authorization of the Borrower, the Borrower gives such authorization to make the payment;

(11)	In the case of withdrawal of a loan in a foreign currency, the Borrower has provided the supporting documents to show that the loan conforms to respective foreign exchange administrative policies, including but not limited to valid foreign exchange use certificates or registration documents.

Working Capital Loan Agreement

(12)	The Borrower has designated an account for repayments and signed the account management agreement in accordance with the Lender’s request.

▲▲ 2.3 In the case that a loan is approved by the Lender, the final details of loan issuance is based on the contents in the bank printout section of the Line of Credit Withdrawal Application.

▲▲ 2.4. If the currency type in the Line of Credit Withdrawal Application differs from the currency type for the line of credit, for the purpose of determining the available line of credit only, currency conversion will be made based on the foreign currency exchange rate published by the Bank of Communications Co., Ltd. at the beginning of each day; if there are no directly applicable exchange rate, currency conversion shall be reasonably made by Bank of Communications Co.,Ltd.

▲▲ 2.5. Once the Lender becomes a shareholder or “control person” of the guarantor as defined by the PRC Company Law, before the guarantor furnishes, to the Lender, an acceptable resolution of its shareholder meeting (general meeting) that agrees on providing guarantee for the Borrower, the Lender has the right to suspend or cancel the line of credit the Borrower has not yet withdrawn.

Working Capital Loan Agreement

Article 3 Interest Rates, Interest Calculation and Payment

3.1. The basic rule for determining interest rates

3.1.1. The loan interest rate under this Agreement shall be benchmarked on the Loan Prime Rate (LPR). It is calculated as Loan Prime Rate (LPR) plus (minus) points (1 basis point is 0.01%, 1% equals 100 basis points). The interest rates shall be determined by both parties at each withdrawal application and stipulated in the Line of Credit Withdrawal Application.

In the case both parties agree to use fixed rates in the Line of Credit Withdrawal Application, and a specific number is recorded in the fixed rate section, the specific rate of each loan shall be the number recorded in the fixed rate section of the Line of Credit Withdrawal Application. Such number shall be the Loan Prime Rate (LPR) on the pricing basis date, plus or minus the points stipulated in the Line of Credit Withdrawal Application. If a specific number is not recorded in the fixed rate section, the specific interest rate of each loan shall be the Loan Prime Rate (LPR) on the pricing basis date, plus or minus the points stipulated in the Line of Credit Withdrawal Application.

Where both parties agree to use floating rates in the Line of Credit Withdrawal Application, the specific interest rate of each loan shall be based on the Loan Prime Rate (LPR) on the pricing basis date chosen in the Line of Credit Withdrawal Application, as well as the points to be added (deducted), the rate-floating rules, the rate-floating cycle, the rate-floating unit, and the specific floating-cycle start date (if needed).

Working Capital Loan Agreement

3.1.2. If the currency is RMB, the daily rate equals monthly rate/30, monthly rate equals annual rate/12; if the currency is Hong Kong Dollar, Pound Sterling, Australian Dollar, the daily rate equals annual rate/365; if the currency is US dollar, Euro, Japanese Yen, and other foreign currencies acceptable to the Borrower, the daily rate equals annual rate /360.

▲▲ 3.2. Rate at Loan Issuance

Each loan rate at time of issuance shall be based on the LPR on the “pricing basis date” chosen in the Line of Credit Withdrawal Application, plus (minus) the agreed points in the Line of Credit Withdrawal Application. If the “pricing basis date” is Day T, the LPR on Day T is Loan Prime Rate (LPR) number published prior to and closest to Day T.

3.3. Rate Adjustment

3.3.1. If a fixed rate is recorded in the Line of Credit Withdrawal Application, then the loan rate executable in the loan term shall be the recorded fixed rate.

▲▲ 3.3.2 If a floating rate is recorded in the Line of Credit Withdrawal Application, the loan rate shall be the adjusted rate from the rate adjustment date, which shall be determined by the rate-floating rules, the rate-floating cycle, the rate-floating unit and the specific floating-cycle start date (if needed).

Working Capital Loan Agreement

3.3.2.1 If the LPR is adjusted during the loan term, “the floating based on the posting date of the loan” or “the floating based on specific start date”, according to the rate-floating rules, shall calculate the loan rate adjustment cycle from “the posting date of the loan” or “the specific floating start date.” The blank section for the rate floating cycle shall fill in the cycles of rate floating, and the rate-floating cycle unit shall be based on day or month. If the rate floating cycle is entered “1”, and the rate floating cycle unit is entered “day”, then the Loan Prime Rate (LPR) adjustment date shall be the loan rate adjustment date. If the rate floating cycle is entered “3”, and the rate floating cycle unit is entered “day”, then the loan rate adjustment date shall be three days from “the posting date of the loan “ or “the specific floating start date”; if the rate floating cycle is entered “1”, and the rate floating cycle unit is entered “month”, then the loan rate adjustment date shall be one month from the “posting date of the loan” or “the specific floating start date”; if the rate floating cycle is entered “3”, and the rate floating cycle unit is entered “month”, then the loan rate adjustment date shall be three months from “the posting date of the loan” or “the specific floating start date”, and so on.

▲▲ 3.3.3. If the Loan Prime Rate (LPR) is canceled or its publishing institution is required to cease publication according to regulatory requirements, both parties shall discuss and adjust the loan rate otherwise, and the adjusted rate shall not be lower than the then applicable rate; when the Loan Prime Rate (LPR) is canceled or its publication has been ceased for more than one month, and both parties have not yet reached an agreement on the rate adjustment, then the Lender has the right to declare early maturity of the loan.

Working Capital Loan Agreement

▲▲ 3.3.4 Both parties have the right to adjust the points to be added (deducted) from the respective loan rates based on mutual agreement on each loan rate adjustment date.

3.4. If the loan currency is RMB, the penalty interest for the overdue loan shall have a 50% increase from the stipulated interest in this Agreement; the penalty interest for the loan diverted for unstated purposes shall have a 100% increase from the stipulated interest in this Agreement. If the Loan Prime Rate (LPR) is adjusted during the period of a rate-floating loan, the Lender has the right to adjust the applicable penalty interest for all the loans, and apply the new penalty interest from the loan rate adjustment date stipulated in the respective Line of Credit Withdrawal Application.

3.5. The Calculation of Interest

3.5.1. Normal Interest=Stipulated Interest in this Agreement *Loan Amount Issued*Days of Loan

Days of loan is calculated from the loan issuance date (inclusive) to the due date of the loan (exclusive). The due date of the loan shall be postponed to the next business day if it falls on a non-business day. The postponed days shall be included in the days of loan and interest for such postponed days shall be calculated according to this Agreement.

Working Capital Loan Agreement

3.5.2. Penalty interests for overdue loans and loans diverted for unstated purposes shall be calculated with the amount and the actual days overdue or diverted (from the day the loan is overdue or diverted (inclusive) to the day the principal and interests are paid off (exclusive)).

3.5.3 The Lender shall round the interest/penalty interest off to the nearest hundredth if the calculation of such results in many decimal digits.

▲▲ 3.6 When the Borrower repays the loan prematurely or the Lender recovers the loan prematurely, the respective rate level shall remain the stipulated interest in the contract and keep unadjusted.

3.7. If the loan is denominated in foreign currency, the rate determination, adjustment, the penalty interest for overdue and diverted loans shall be decided pursuant to Article 17 of this Agreement.

Article 4 Payment of the Loan

4.1 If the loan account designated by the Borrower is a special account for loan issuance opened with the Lender, the issuance and payment of the loan shall be made through this designated account. This account shall only be used for the receipt of loan funds and outbound payment. Its account holders can only purchase “funds settlement application” vouchers, and cannot purchase checks, money order, bank’s acceptance bill, and so on. It cannot be used for other settlement purposes. When the Borrower initiates payment and makes funds transfer, the Borrower must complete required procedures at the counter of the opening bank’s branch. The deposit interest in this loan account shall be included into the Borrower’s repayment account.

Working Capital Loan Agreement

4.2. When the Borrower withdraws a loan pursuant to this Agreement, the Borrower shall specify payment methods (if the Lender makes payment upon Borrower’s authorization or the Borrower makes payment on its own), each withdrawal shall only be in one payment method.

4.3. Payment upon authorization means the Lender transfers the loan funds from the Lender’s account to a Borrower’s trading partner that satisfies the agreed purpose of use in this Agreement, after the loan funds is issued pursuant to this Agreement, and following the instructions of the Borrower’s Payment Authorization Letter.

If a single payment amount exceeds the maximum limit of self-payment or meets one of the conditions of Article 19.3, payment upon authorization shall be used for such payment.

If payment is made by the Lender upon authorization, the Borrower shall submit to the Lender the Line of Credit Withdrawal Application, respective Payment Authorization Letter, and other materials required by the Lender (including but not limited to commercial contracts, invoices, cargo receipts and other transactional materials), which shall specify the loan amount, payee, payment amount, the loan amount equaling the payment amount.

Working Capital Loan Agreement

▲▲ If the intended payment did not fit the terms of this Agreement or the respective commercial contracts, or contain other faults, the Lender has the right to refuse payment, and return the Payment Authorization Letter submitted by the Borrower.

▲▲ In the case the Lender agrees to make payment on behalf of the Borrower, if the information provided by the Borrower has error and renders the outbound payment undeliverable or causes it to be returned, the Borrower must submit again respective documents and materials containing the correct information within the time limit specified by the Lender, and the Lender shall not be liable for delay or non-delivery of payment due to the reasons stated herein.

4.4 The Borrower’s self-payment means that the Borrower makes payment to its trading partner that satisfies the agreed purpose of use in this Agreement, after the Lender issues the loan funds to the Borrower’s account pursuant to the terms of this Agreement.

If the Borrower makes self-payment, the Borrower shall submit to the Lender the Line of Credit Withdrawal Application, an explanation for use of funds, and other materials required by the Lender. The Borrower shall submit a summary report to the Lender timely about the payment status of the loan funds. The Lender has the right to verify if the loan funds paid fit the agreed purpose of use through account analysis, voucher verification, on-site investigation and other ways, with regard to which the Borrower needs to cooperate.

Working Capital Loan Agreement

Article 5 The Repayment of the Loans

5.1 The Borrower shall repay the loans according to the repayment dates and amounts stated in the Line of Credit Withdrawal Application.

▲▲ 5.2 Without written approval of the Lender, the Borrower shall not repay the loan before its due date.

▲▲ 5.3 The payment arrangements about the principal and interests agreed in the Line of Credit Withdrawal Application by the Lender and the Borrower are expressions made out of both parties’ free and true will. Under the payment arrangements chosen by both parties, whether the principal would be paid off before the interests does not impact the interest payment obligation of the Borrower. The Borrower shall not raise any defense to payment of the interests payable. Under any payment arrangements, the Borrower shall bear the responsibility of repaying all the principal and interests payable.

▲▲ 5.4 If the repaid amounts by the Borrower (including repayments initiated by the Borrower and deducted by the Lender pursuant to this Agreement) cannot full satisfy the Borrower’s debt obligations:

(1) the repaid amounts shall first pay off the expenses that become due. If the principal and the interests are overdue for less than 90 days, the remaining amount after paying off the expenses shall offset the overdue interest or penalty interest, compound interest, then the overdue principal; if the principle and the interests are overdue for more than 90 days, the remaining balance after paying off the expenses shall offset the overdue principal, and then the overdue interest, or penalty interest, compound interest;

Working Capital Loan Agreement

(2) When the Borrower has multiple loans (including the Borrower’s debt under other agreements with the Lender), the Lender has the right to decide on its own the sequence of paying off or offsetting the Borrower’s debts, so long as such sequence does not violate the laws, regulations and other regulatory agencies’ mandatory rules applicable to the Lender. The Lender shall inform the Borrower the result of debt settlement. This article is not applicable where both parties agree otherwise.

Article 6 The Borrower’s Warranties and Representations

6.1. The Borrower is legally established and in good standing. It possesses necessary rights and capacities to execute this Agreement on its own and bear civil liabilities.

6.2. The signature and execution of this Agreement is out of the Borrower’s true will, and the Borrower has obtained all necessary approval, permission and authorization, with no legal deficiencies.

6.3 The Borrower’s business operations are legal and compliant, with continuing operational capacity and legal source of repayment. The Borrower is not involved in major environmental or social risk, nor does it have any major bad credit history. The management of the Borrower has no bad record.

Working Capital Loan Agreement

6.4 All the documents, statements, materials and information provided by the Borrower to the Lender in the process of signing and executing this Agreement are true, accurate, complete and valid, without concealing any information from the Lender that might impact the Borrower’s financial conditions and repayment abilities. There is no major detrimental change to the Borrower’s financial conditions from the reporting date of the most recent financial statements.

▲▲ 6.5 Neither the Borrower nor its affiliated parties is on the sanction lists of the United Nations, the European Union, the United States; or is a business or individual on the list of terror and money laundering risk published by the Chinese government or relevant authorities; or is located in a country or region sanctioned by the United Nations, European Union or the United States.

▲▲ 6.6 The Borrower warrants that it will abide by the national anti-money laundering laws, regulations and policies, and it will not assist others in money laundering, terror-financing, tax evasion, bank debt evasion, taking out cash, telecommunications fraud, illegal fund-raising and other illegal activities. The Borrower shall actively cooperate with the Lender in client identity verification, storage of transaction records, due diligence examination of client identity and transactional background, large-amount and suspicious transaction reporting, and other anti-money laundering activities, and provide relevant evidentiary materials upon the Lender’s request.

Working Capital Loan Agreement

Article 7 The Lender’s Rights and Obligations

7.1 The Lender has the right to recover the principal, interests (including compound interest and penalty interest for overdue and diverted loans), and expenses payable by the Borrower. The Lender has the right to accelerate the repayment of the loan based on the Borrower’s status of returning the funds, and exercise other rights as stipulated by law or this Agreement.

▲▲ 7.2 In the performance of this Agreement, the Lender shall only conduct formal examination of the materials provided by the Borrower. The Lender shall not bear any liabilities for the failure to make payment upon authorization timely for the reason that the Borrower provides false, inaccurate or incomplete materials, or makes payment authorization in violation of this Agreement.

▲▲ 7.3 The Lender shall issue loans and make payments pursuant to the terms in this Agreement. If any of the following reasons delays the loan issuance or payment effectuation, the Lender shall not be liable; however, the Lender shall inform the Borrower timely about the following: the freezing of the account designated by the Borrower, the freezing of the payee’s account, force majeure, communication or network error, the Lender’s system error, etc., unless stated otherwise in this Agreement.

Article 8 The Borrower’s Obligations

8.1. The Borrower shall repay the principal and interest of the loan under this Agreement according to the time, amount, currency and rate in the Line of Credit Withdrawal Application.

Working Capital Loan Agreement

The funds-returning account designated by the Borrower shall be used for deposit of sales revenue or planned repayment funds. If the sales revenue is not settled by cash, the Borrower shall warrant that the received funds would be transferred into the funds-returning account on a timely basis. The Borrower shall provide the funds transfer details of the funds-returning account.

8.2. The Borrower shall use the line of credit according to the terms in this Agreement, and use the loan for the specified purpose in the respective Line of Credit Withdrawal Application. The Borrower shall not divert the loan for other purposes, or use the loan for fixed asset investment, equity investment, and the nationally prohibited industrial and business sectors and purposes.

The Borrower shall use the loan funds with the agreed methods. It shall not evade the Lender’s payment by authorization by dividing the loan; if the Borrower makes self-payments, it shall use the loan within a reasonable time required by the Lender’s regulatory agencies, and the payment of the loan funds shall satisfy the terms of this Agreement.

▲▲ 8.3. The Borrower shall bear the settlement expenses (if any) for loan issuance (including the Lender’s payment upon authorization and the Borrower’s self-payments), the details of the expenses shall be based on the laws, codes, regulations, regulatory rules, and the then effective Bank of Communications Service Expense List published by the Lender.

Working Capital Loan Agreement

If the loan issuance account is specifically opened for the grant of the loan, at the time of loan funds payment (including the Lender’s payment upon authorization and the Borrower’s self-payment), in the case that the account for receiving payment is not a Bank of Communications account, the payment of funds might be made through the payment system or inner-city exchange system of the People’s Bank of China.

If the loan issuance account is not specifically for the grant of the loan, at the time of loan funds payment (including the Lender’s payment upon authorization and the Borrower’s self-payment), in the case the account for receiving payment is a non-Bank-of-Communications account opened in another city, all payment of funds shall be made through the payment system of the People’s Bank of China.

▲▲ 8.4 The Borrower shall cooperate with the Lender in loan payment management and regulatory examinations about the use of the loan and the Borrower’s operations. It shall timely provide the financial statements, the history and materials of the loan funds use, information about related parties and related-party transactions, environmental and social risk reports, other materials and information, and make sure the documents, materials, and information provided are true, complete and accurate.

▲▲ 8.5 If the Borrower has any of the following items, it shall give the Lender a notice at least thirty days in advance, and refrain from taking any actions before paying off all the principal and interest of the loan or providing an acceptable repayment plan or guarantee to the Lender.

Working Capital Loan Agreement

(1) Sell, gift, lease, lend, transfer, mortgage, pledge or dispose of all or major assets (or material assets) in other ways;

(2) The operational system or ownership structure has undergone a major change, including but not limited to subcontracting, leasing, joint operation, company reform, joint-stock reform, sale of business, merger (acquisition), joint venture (cooperation), split, formation of a subsidiary, equity transfer, ownership transfer, reduction of registered capital, etc.

(3) Outbound investment or increase of debt financing has exceeded the agreed maximum amount.

▲▲ 8.6 The Borrower shall inform the Lender within seven days from the occurrence or likely occurrence of the following matters:

(1) The Borrower or its affiliated parties amend bylaws, change their names, legal representatives (persons-in-charge), domicile, communication address, scope of business and other business registration matters, or make decisions that have major impacts on their financial and personnel matters;

(2) The Borrower, its affiliated parties or its guarantor has intended to file bankruptcy, or their creditors have filed bankruptcy claims against them;

(3) The Borrower and its affiliated parties are involved in major lawsuits, arbitration, administrative measures, or their major assets or collateral under this Agreement are imposed with property preservation or other mandatory actions, or, the safe and intact status of the major assets or collateral under this Agreement might be impacted, or their values would be reduced or possibly reduced;

Working Capital Loan Agreement

(4) The Borrower and its affiliated parties have provided guarantee for a third party or third parties, which causes material detrimental impact on its economic situation, financial conditions, or ability to perform under this Agreement;

(5) The Borrower or its affiliated parties have entered into contracts that have major impact on its operational and financial situations;

(6) The Borrower has paid off debts prematurely or paid off other debts that become due with priority, or provided mortgage, pledge or any other forms of guarantee for other existing debts, or entered into arrangements of any similar effect, or signed relevant documents;

(7) The Borrower, its affiliated parties or guarantor has suspended production or operation, dissolved, or suspended business for internal rectification, or its business license has been revoked;

(8) The Borrower or its affiliated parties, their major investors, their legal representatives (persons in charge), directors, or main management have disappeared, have been involved in violation of laws or applicable exchange rules, or have abnormal changes;

(9) The Borrower and its affiliated parties have encountered serious difficulties or deteriorated financial conditions, or other events that have negative impact on the operation, financial situations, repayment abilities or economic conditions of the Borrower or its affiliated party have occurred.

Working Capital Loan Agreement

(10) Related-party transactions, the transactional amount of which have reached or exceeded 10% of the audited net assets, have occurred;

(11) The Borrower has become or is likely to become the guarantor’s shareholder or “control person” defined by the PRC Company Law;

(12) The Borrower and its affiliated parties have, in violation of laws, rules, regulatory regulations, national policies or industrial standards, caused liability accidents or been exposed by media coverage;

(13) The Borrower and its affiliated parties have safety or environmental accidents;

(14) The control relationship between the Borrower and its affiliated parties has changed;

(15) The Borrower and its affiliated parties have major shareholding changes;

(16) The Borrower’s external auditor has issued audit opinions that are not standard, unreserved for its financial statements;

(17) The Borrower has been examined, penalized or subject to other similar measures by the authoritative agencies due to its violation of laws, rules, and/or regulatory requirements, or there is likelihood of such measures;

(18) The Borrower and its affiliated parties are included into the sanction lists of the United Nations, the European Union, the United States; or is a business or individual on the list of terror and money laundering risk published by the Chinese government or relevant authorities; or is located in a country or region sanctioned by the United Nations, European Union or the United States;

Working Capital Loan Agreement

(19) Other major detrimental matters that impact the repayment ability of the Borrower or its affiliated parties have occurred.

▲▲ 8.7 If the guarantee under this Agreement has changes detrimental to the Lender’s debt claims, the Borrower shall provide other guarantee acceptable to the Lender on a timely basis upon the request of the Lender.

The “changes” in this article include but not limited to: the guarantor’s merger, split, suspension of production and business, dissolution, being canceled, the revocation of its business license, filing or being filed for bankruptcy; major changes in the guarantor’s operations or financial conditions; the safety and intact status of the collateral is impacted or likely to be impacted; the decrease or likely decrease in the value of the collateral, or any mandatory measures like property preservation on the collateral; the guarantor or its legal representative (person in charge) or main management is involved in violation of laws, regulations and applicable exchange rules; the disappearance, death (declared death) of the guarantor if the guarantor is an individual; the guarantor has violated the guarantee agreement; the guarantor has a dispute with the Borrower; the guarantor requests rescinding the guarantee contract; the guarantee contract has not become effective, is void or canceled; the security interest in the collateral has not been established or is void; any other events that impact the debt claims of the Lender.

Working Capital Loan Agreement

▲▲ 8.8 The Borrower warrants that, the financial indicators, external agency ratings and licenses/permits for production and operation will be kept in satisfaction of the contractual requirements from the signing date of this Agreement to the payoff date of all the principal, interest, and related expenses under this Agreement. Where the licenses/permits for production and operation need to be examined annually, they shall pass annual examinations on a timely basis.

8.9 The Borrower warrants that, the Borrower and its employees, agents will not provide, offer, solicit or accept any other pecuniary benefits(including but not limited to cash, prepaid cards for goods, travel, etc.) to or from the Lender or its employees; and shall not use the funds or services provided by the Lender in any form, directly or indirectly, for bribery or corruption related activities. If the Borrower has knowledge of any violation of this article, it shall provide the clues and relevant information to the Lender timely, completely, accurately, and cooperate with the Lender in respective matters.

▲▲ Article 9 The Adjustment of the Line of Credit, the Acceleration of the Debt, and Risk Re-pricing

9.1 Any of the following occurrences shall be regarded as “acceleration event” of this Agreement:

(1) The Borrower has not paid the principal or interest of the loan pursuant to any Line of Credit Withdrawal Application under this Agreement;

Working Capital Loan Agreement

(2) The Borrower has made false warranties and representations under this Agreement;

(3) The actual occurrence of any matter listed in Article 8.6 that impacts or is likely to impact the the Lender’s debt claims;

(4) Any change in laws, regulations and regulatory policies that might render the Lender’s issuance of loan pursuant to this Agreement in violation of the laws and regulations;

(5) The Borrower has violated other agreements with the Lender or any third-party, or any of its debts has been declared immediately due and payable;

(6) The Borrower has violated other terms of this Agreement.

9.2 In the occurrence of any “acceleration event”, the Lender has the right to take any of the measures below, or multiple or all of them:

(1) Decrease, suspend or cancel the line of credit under this Agreement;

(2) Stop issuance of the loans the Borrower has not yet made withdrawal applications;

(3) Stop making payments for the loans the Borrower has made withdrawal applications but not yet used;

(4) Demand the Borrower to negotiate supplemental terms for loan issuance and payments within specified time periods;

Working Capital Loan Agreement

(5) Demand the Borrower to effectuate change in payment methods according the requests of the Lender;

(6) Perform risk re-pricing of the loan pursuant to the terms in Article 9.3;

(7) Unilaterally declare all the principal of the loans issued under this Agreement has become immediately due and payable, and demand the Borrower to immediately pay off all due principal and interest for the loans that become due;

9.3 The parties have agreed on the rates and rate adjustments after negotiation on the basis of the operational situation of the Borrower at the time of execution of this Agreement. The Borrower agrees that, the Lender has the right to perform risk re-pricing of the loan pursuant to the terms of this article in the occurrence of any “acceleration event”.

9.3.1 Risk re-pricing include re-pricing based on negotiation and direct increase of loan rate. The risk re-pricing method adopted in this Agreement shall be agreed by both parties in Article 21.

9.3.2 “Re-pricing based on negotiation” means that, the Lender has the right to demand the Borrower to negotiate an increase of the loan rate within specified time periods. Both parties shall determine the details of the “re-pricing date” and related rates via supplemental agreements.

9.3.3 “Direct increase of loan rate” means that, the Lender has the right to directly increase the loan rate pursuant to the terms of this article and Article 21.

Working Capital Loan Agreement

9.3.3.1 From the “re-pricing date” the Lender informs the Borrower in written notice, the increased rate shall be applied to all loans the Borrower has not yet paid off as of the “re-pricing date.”

9.3.3.2 If the loan currency is RMB, the increased rate for each loan shall be determined based on the points to be added (deducted) as stated in Article 21 and the LPR on the “re-pricing date”.

If the “re-pricing date” is Day T, the LPR on Day T is the most recent published Loan Prime Rate (LPR) prior to Day T.

9.3.3.3 If the loan currency is foreign currency, the increase of the loan rate shall be made pursuant to the terms of Article 21.

9.3.4 The new rate shall be applied from the “re-pricing date” after the Lender performs risk re-pricing pursuant to the above terms. Based on such new rate, rate floating shall still be applicable pursuant to Article 3 of this Agreement. If both parties negotiate and agree on amendment of relevant terms, the amended terms shall prevail. The penalty interest for overdue (including late, unpaid installments or loans declared due prematurely) or diverted loans shall be decided based on the new rate (including the adjusted rate pursuant to the rate-floating rules in this Agreement). The compound interest calculation shall be adjusted correspondingly.

Working Capital Loan Agreement

9.3.5 Performing “risk re-pricing” shall not be viewed or interpreted as abandonment of legal rights and other rights provided by this Agreement. The Lender has the right to take other measures to protect its debt claims following laws, regulations and the terms of this Agreement, including but not limited to all the measures stated in Article 9.2.

▲▲Article 10 Breach

10.1 If the Borrower has not paid off the principal and interest of the loan in full and on time or used the loan funds for the purpose stated in this Agreement, the Lender shall calculate and charge interest based on the penalty interest rate for overdue or diverted loans, and calculate and charge compound interest for accrued but unpaid interest. If the penalty interest is adjusted pursuant to the terms of this Agreement, the calculation of compound interest shall be adjusted correspondingly.

10.2 If the Borrower has not paid off the principal and interest of the loan on time and in full, the Borrower shall bear the Lender’s expenses for recovering the debt, i.e., collection fees, court fees (or arbitration fees), preservation fees, publication fees, execution fees, attorney fees, travel expenses and other expenses.

Working Capital Loan Agreement

▲▲ Article 11 Deduction Agreement

11.1 Upon the Borrower’s authorization, the Lender may deduct funds from any account the Borrower has with all branches of Bank of Communications, Co., Ltd., to pay off the accrued but unpaid principal, interest, penalty interest, compound interest and other expenses.

11.2 After deduction, the Lender shall inform the Borrower of the account number for the deduction made, contract number, Line of Credit Withdrawal Application number, deduction amount and loan balance.

11.3 If the deductions made are insufficient to cover all the Borrower’s debts, the deductions shall pay off the debts in the sequence provided in this Agreement.

11.4 If the deductions are in a different currency from the debts payable, the deducted amount shall be converted to the amount in the currency of the debt according to the foreign exchange rate published by Bank of Communications, Co., Ltd., at the time of deduction. If a foreign exchange settlement and sale or foreign exchange procedure is needed, the Borrower is obliged to assist the Lender in completing the above procedures, and the foreign exchange risk shall be borne by the Borrower.

▲▲ Article 12 Notice

12.1 The contact information (including correspondence address, telephone and fax number) filled in by the Borrower in this Agreement is true and valid. If there is any change to the contact information, the Borrower shall mail/deliver to the Lender a written notice about such change at the Lender’s correspondence address provided in this Agreement. Such information change shall become effective upon the Lender’s receipt of notice.

Working Capital Loan Agreement

12.2 Unless stated otherwise in this Agreement, the Lender has the right to send notices to the Borrower in any of the following forms. The Lender has the right to choose the forms of notice it deems appropriate, and shall not be liable for any transmission error, omissions, or delay that appear in the mail, telefax, telephone or any other communication systems. If the Lender chooses multiple forms of notice, the quicker one that arrives at the Borrower shall prevail. For the same subject matter, if the Lender sends more than one notices to the Borrower and the notices have varied contents, the notice sent out at a later time point shall prevail unless stated otherwise.

(1) Public notice, the delivery date of which shall be deemed as the publication date by the Lender on its website, online banking, telephone banking, or at its branches;

(2) In-person delivery, the delivery date of which shall be deemed as the signing date of the Lender;

(3) Mail delivery (including express courier, first-class mail, registered mail) to the last known correspondence address of the Borrower by the Lender , the delivery date of which shall be deemed as the third day (inner-city)/fifth day (inter-city) after the mailing date

Working Capital Loan Agreement

(4) Telefax, text messages or other telecommunication forms delivered to the last known telefax number by the Lender, the Borrower-designated mobile phone number or email address, the delivery date of which shall be deemed as the date such forms of notice are sent out. The delivery stated above means the entry of the relevant information into the terminal of the service provider, not the actual appearance of such information at the client’s terminal.

12.3. The Borrower agrees that, unless the Lender has received written notice about the change of the Borrower’s correspondence address, the correspondence address filled in this Agreement by the Borrower is the address at which the courts shall deliver legal documents and other written materials to the Borrower. Such address shall be used for delivery of first instance trials, second instance trials, retrials and enforcement actions in civil cases. If the Borrower responds to the claim and submit verification of delivery address to the court directly, and such verified address is different from the last known correspondence address by the Lender, the court has the right to deliver to the address stated in the Borrower’s verification of delivery address.

In solving the disputes related to this Agreement, the court can deliver judgments, decisions and mediation agreements to the Borrower via any of the following ways:

(1) Mail delivery (including express courier, first-class mail, registered mail), the delivery date of which shall be deemed as the signing date of the Borrower on the receipt of delivery;

Working Capital Loan Agreement

(2) In-person delivery, the delivery date of which shall be deemed as the signing date of the Borrower on the receipt of delivery.

In the case the court uses mail delivery(including express courier, first-class mail, registered mail), if the Borrower does not sign on the receipt of delivery, or if the correspondence address filled in by the Borrower is inaccurate, or if the Borrower’s correspondence address has been changed but the Lender has not received any written notice of such change, resulting in the return of judgments, decisions and mediation agreements, the return date of such judicial papers shall be deemed as the date of delivery.

In the case the court uses in-person delivery, if the Borrower does not sign on the receipt of delivery, the date of delivery shall be deemed as the date the delivery person records such information on the receipt of delivery.

Except for judgments, decisions, mediation agreements, the court has the right to send any notice to the Borrower via any communication method stated in Article 12.2. The court has the right to choose the communication method it deems appropriate, and shall not be liable for any transmission error, omissions, or delay that appear in the mail, telefax, telephone, telegram, or any other communication systems. If the court uses multiple communication methods, the quicker one that arrives at the Borrower shall prevail.

12.4 If this Agreement becomes void, canceled or terminated, this article as the dispute resolution clause remains independent of this Agreement and its effect shall remain the same.

Working Capital Loan Agreement

▲▲Article 13 Information Disclosure and Confidentiality

13.1 For the Borrower’s nonpublic information and materials acquired and known to the Lender in the course of contract formation and execution, the Lender shall not use such information in violation of laws, regulations and regulatory requirements, and shall keep it confidential, and refrain from disclosing such information and materials to any third-party, except for the following conditions:

(1) disclosure pursuant to the requirements of laws and regulations;

(2) disclosure pursuant to the legal requests from judicial departments or regulatory agencies;

(3) In the case the Borrower fails to pay off the principal and/or interest of the loan on time and in full, for recovery of debt under this Agreement, the Lender needs to disclose such information on basis of confidentiality to its external professional consultants, or to authorize its external professional consultants the use of such information on the basis of confidentiality;

(4) The Borrower has agreed or authorized the Lender to disclose such information.

Working Capital Loan Agreement

13.2. The Borrower confirms that it has signed the Letter of Authorization for Credit Inquiry. The Lender shall inquire, use and store the Borrower’s credit information within the scope stated in the Letter of Authorization.

13.3 Except for the conditions stated in Articles 13.1 and 13.2, the Borrower further agrees that Bank of Communications Co., Ltd. shall use or disclose the Borrower’s information and materials in the following conditions, including but not limited to the basic information of the Borrower, information about the loan transaction, defaults and other relevant information and materials, and (the Borrower) is willing to bear all the consequences arising from such disclosure:

Disclosure to or permitted use by outsourcing agencies, third-party service providers, other financial institutions, and other institutions and individuals the Lender deems appropriate, including but not limited to other branches of Bank of Communications Co.,Ltd., or subsidiaries wholly or partially owned by Bank of Communications Co., Ltd., of such information and materials, and on basis of confidentiality; (1) for promotion of or relevant to the Bank’s credit operations, e.g. promotion of the credit operations of Bank of Communications Co., Ltd., collection of debt against the Borrower, sale of the Bank’s debt portfolio; (2) for providing new products or services, or the likelihood of such, or further services to the Borrower by the Lender.

The applicability of Article 13.2. shall be determined by Article 24 of this Agreement.

Working Capital Loan Agreement

Article 14 Choice of Law and Dispute Resolution

This Agreement shall be governed by the PRC laws (for purpose of this Agreement, the PRC laws do not include the laws of Hong Kong SAR, Macau SAR, and Taiwan). Any lawsuits arising under this Agreement shall be brought in a court with competent jurisdiction at the Lender’s domicile, unless stated otherwise in this Agreement. During a dispute, both parties shall continue their performance of the undisputed terms.

Article 15 Entry into Effect and Composition of Agreement

15.1 This Agreement shall become effective upon the signing or affixing the seal by the Borrower’s legal representative (person in charge) or authorized representative and the affixing the Borrower’s company seal, and the signing or affixing the seal by the Lender’s person-in-charge or authorized representative and the affixing of the Lender’s contract special seal.

15.2 The Line of Credit Withdrawal Application and other documents and materials executed under this Agreement for line of credit withdrawal shall constitute integral parts of this Agreement.

15.3 Line of Credit Withdrawal Application is supplemental to this Agreement. Unless the Line of Credit Withdrawal Application states otherwise, this Agreement shall prevail in terms of the rights and obligations of the Lender and the Borrower and related matters.

Working Capital Loan Agreement

Article 16 The Details of the Line of credit

16.1 The currency for the line of credit: RMB five million; available for withdrawal in [checked ]RMB _______ (foreign currency). Its line of credit is [    ] a revolving line of credit [    ]one-time line of credit (available for multiple withdrawals) [ checked] one-time line of credit (available for one-time withdrawal).

16.2 Purpose of line of credit: purchase of raw materials

16.3 Term of line of credit: from August 24, 2020 to August 23, 2021

Article 17 Rate Agreement

If the loan is denominated in foreign currency, the rate determination, adjustment, and the penalty interest for overdue and diverted loans are agreed as follows:

N/A____

Article 18 The Agreed Accounts

18.1 The Borrower designates the following account as loan issuance account. This account [. ]is [checked] is not a special account for loan issuance opened with the Lender. If agreed otherwise by both parties in the respective Line of Credit Withdrawal Application, the agreement in the Line of Credit Withdrawal Application shall prevail.

Working Capital Loan Agreement

Account Name: Jiangsu Huadong Medical Device Industrial Co., Ltd,

Account Number: 395067000018150228532

Opening Bank Branch: Yangzhou Branch

18.2 The Borrower designates:_________

(1) Loan Repayment Account as:

Account Name: Jiangsu Huadong Medical Device Industrial Co., Ltd,

Account Number:395067000018150228532

Opening Bank Branch: Yangzhou Branch

(2) Funds-Returning Account as:

Account Name: Jiangsu Huadong Medical Device Industrial Co., Ltd,

Account Number:395067000018150228532

Opening Bank Branch: Yangzhou Branch

Article 19 Details of Loan Issuance, Payment, and Repayment

19.1 Each loan withdrawn under this Agreement shall be no longer than 12 [checked]Months [    ] Days, and all loans shall become due no later than August 23, 2021.

19.2 The self-payment limit under this Agreement shall be five million RMB.

Working Capital Loan Agreement

19.3 Lender’s payment upon authorization shall be used if any of the following conditions are met:

___________________________

___________________________

19.4 If the Borrower makes self-payment, the Borrower shall submit a summary report to the Lender within 15 days of loan issuance about the payment details of the loan funds.

Article 20 Financial Restrictions, External Agency Rating and Licenses/Permits for Production and Operation

20.1 The maximum outbound investment the Borrower can make is N/A ten thousand RMB; its maximum increase of debt financing is N/A ten thousand RMB.

20.2 Contractual Agreement about the Borrower’s Financial Indicators:

(1)	N/A

(2)	N/A

(3)	N/A

20.3 Specific Agreement about External Agency Rating:

(1)	N/A

(2)	N/A

Working Capital Loan Agreement

20.4 Specific Agreement about Licenses/Permits for Production and Operation:

(1)	N/A

(2)	N/A

▲▲Article 21 Details of Risk Re-pricing Agreements

21.1 This Agreement shall use the following (1) risk re-pricing method:

(1)	re-pricing based on negotiation; (2) direct increase of loan rate.

21.2 If “direct increase of loan rate” is adopted:

21.2.1 In the case the loan currency is RMB, the increased rate plus (minus) points as: [    ] no points [    ] add N/A percentage points [    ] deduct N/A percentage points. If the loan agreement states otherwise, the increased loan rate plus (minus) points shall follow the applicable Line of Credit Withdrawal Application.

21.2.2 If the loan is in foreign currency, the increased loan rate shall be:

N/A .

Working Capital Loan Agreement

Article 22 Ways of Communication

The Borrower shall receive the notice stated in Article 12 via the following ways of communication:

Correspondence Address: No.88 Tongda Road, Touqiao Town

Recipient: Wu Chunyuan___________

Postal Code: 225000______________

Telephone: 85106866_____________

Mobile phone: 18652795555________

Fax:___________________________

Email Address: __________________

Article 23 Copies of the Agreement

This Agreement is executed in four copies. Each signatory party and the guarantor (if any) shall hold one copy.

Article 24 Miscellaneous Items

24.1 Both parties agree that, Article 13.3 [checked ] shall apply [   ] shall not apply in this Agreement.

The line of credit under this Agreement shall be effective from August 24, 2020 to August 7, 2021. (Handwritten)

Borrower: Jiangsu Huadong Medical Device Industrial Co., Ltd

Working Capital Loan Agreement

Legal representative: Liu Yongjun

Legal Address: No.88 Tongda Road, Touqiao Town, Yangzhou

Lender: Bank of Communications Co., Ltd., Yangzhou Branch

Person in Charge: Pan Xiaosong

Correspondence Address: No.477 Hanjiang Middle Road

The Borrower has read all the terms in this Agreement, and the Lender has provided detailed explanation upon the Borrower’s request. The Borrower has no questions or objection regarding the contents of this Agreement at the time of signing it. The Borrower understands the terms in this Agreement, especially the meaning of the ones marked with ▲▲ and their legal consequences.

(This page is the signatory page of the Working Capital Loan Agreement. No contract terms are below this page.)

Working Capital Loan Agreement

Borrower: (Seal)	Lender:(Seal)

Jiangsu Huadong Medical	Bank of Communications

Device Industrial Co., Ltd.	Yangzhou Branch,

Loan Department Contract Seal

Legal representative (Person in Charge)	Person in Charge

Or authorized representative	Or authorized representative

(Signature or seal)	(Signature or seal)

Liu Yongjun(Seal)	Xue Ming(Seal)

Signing Date: August 24, 2020	Signing Date: August 24, 2020